Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Separate Portfolios Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Voya Retirement Solution 2060 Fund, a series of Voya Separate Portfolios Trust.

/s/ KPMG LLP

Boston, Massachusetts

October 12, 2015